Exhibit 99.3

American River Bankshares Announces the Resignation of Amador S. Bustos and Dorene C. Dominguez

from its Board of Directors

Sacramento, CA, February 18, 2011 – American River Bankshares (NASDAQ-GS: AMRB) today announced that Amador S. Bustos and Dorene C. Dominguez will not seek re-election as Board Members of American River Bankshares and American River Bank effective April 20, 2011 and May 18, 2011, respectively. Their terms expire on May 19, 2011. Mr. Bustos has served on the Board of Directors since 2004 and Ms. Dominguez since 2007.

The resignations of Mr. Bustos and Ms. Dominguez are not due to any disagreement whatsoever with the Company, its operations, policies or practices. No replacements have been announced at the present time.

“We wish Amador and Dorene the best of luck and thank them for their contributions to our Company,” said Charles D. Fite, Chairman of American River Bankshares. “Both are very successful business leaders with increasing demands on their time.”

Amador S. Bustos is President and CEO of Bustos Media Holdings, LLC, a leading privately held Spanish language broadcasting company headquartered in Portland, Oregon. Bustos Media owns a total of ten radio stations; seven in Portland and one in each of the following markets: San Jose, Dallas and Houston.

Dorene Dominguez is President of Vanir Group of Companies, which includes Vanir Development Company, Vanir Construction Management and Vanir Energy.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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